UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 17, 2016 (August 17, 2016)

EVERSOURCE ENERGY

(Exact name of registrant as specified in its charter)

Massachusetts	001-5324	04-2147929
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Cadwell Drive Springfield, Massachusetts	01104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 286-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7

Regulation FD

Item 7.01

Regulation FD Disclosure.

On August 17, 2016, the Massachusetts Supreme Judicial Court issued a decision vacating an order of the Massachusetts Department of Public Utilities (the “DPU”) under Massachusetts General Laws Chapter 164, Section 94A in which the DPU concluded that it was authorized to review and approve customer-backed, long-term contracts by electric distribution companies for natural gas capacity, as proposed for the Access Northeast Project being developed by Eversource Energy (“Eversource”), Spectra Energy Corp (“Spectra”) and National Grid plc (“National Grid”).

In response to this decision, Eversource issued the following statement:

"Although we respect the Court's decision, it leaves the region in a precarious position without sufficient gas capacity for electric generation during cold winters - which drives electricity prices up for our customers.  We've been working with Spectra and National Grid to address this issue. Access Northeast is a solution that could save New Englanders approximately $1 billion a year - savings that help consumers and businesses stay competitive. The project would also displace oil and coal-fired generation with cleaner-burning natural gas -- reducing regional emissions and improving the environment.

While the Court’s decision is certainly a setback, we will re-evaluate our path forward and remain committed to working with the New England states to provide the infrastructure so urgently needed to ensure reliable and lower-cost electricity for customers."

The information contained in this Item 7.01 shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference into any registration statement filed by Eversource Energy, The Connecticut Light and Power Company, NSTAR Electric Company, Public Service Company of New Hampshire or Western Massachusetts Electric Company under the Securities Act of 1933, as amended, unless specified otherwise.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERSOURCE ENERGY

(Registrant)

August 17, 2016

By:

/S/ PHILIP J. LEMBO

Philip J. Lembo

Executive Vice President, Chief Financial Officer and Treasurer